SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of the 24th day of December, 2005 (the "Effective Date"), among Magellan Midstream Partners, L.P., a Delaware limited partnership ("MMP"), Magellan GP, LLC, a Delaware limited liability company ("GP"), and Magellan Midstream Holdings GP, LLC, a Delaware limited liability company ("MMHGP", and collectively with MMP and GP, the "Parties" and each, a "Party").

Recitals

A. MMP is the owner, directly or indirectly, of interests in certain pipelines and terminals (the "Assets," as hereinafter defined);

B. GP, in its capacity as the general partner of MMP, desires to engage MMHGP, an Affiliate of GP, on its own behalf and for the benefit of MMP, to provide the services necessary to operate the Assets ; and

C. MMHGP is willing to undertake such engagement, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, MMP, GP, for itself and in its capacity as the general partner of MMP, and MMHGP agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

"Affiliate" shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

"Agreement" is defined in the introductory paragraph.

"Assets" shall mean the assets of Magellan Midstream Partners L.P., Magellan OLP, L.P. and Magellan Pipe Line Company, L.P. and any Person controlled by any of them.

"Arbitration Notice" is defined in 7.02(c).

"Arbitrator" is defined in 7.03(a).

"Bankrupt" with respect to any Person shall mean such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

"Change of Control" is defined in the G&A Cap Agreement.

"Default Rate" shall mean an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to 300 basis points over LIBOR.

"Dispute" is defined in 7.02(a).

"Effective Date" is defined in the introductory paragraph.

"Environmental Law" shall mean current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.

"Force Majeure" shall mean any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party's reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

"G&A Cap Agreement" shall mean the G&A Cap Agreement dated effective as of December 12, 2005 between Magellan Midstream Holdings, L.P. and MMP.

"General Partner Interest" shall have the meaning set forth in the Partnership Agreement.

"Governmental Approval" shall mean any material consent, authorization, certificate, permit, right of way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Assets in accordance with applicable Laws.

"Governmental Authority" shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

"GP" is defined in the introductory paragraph.

"Laws" shall mean any applicable statute, Environmental Law , common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

"MMHGP" is defined in the introductory paragraph.

"MMP" is defined in the introductory paragraph.

"Original Services Agreement" shall mean that Services Agreement among the predecessors to GP, MMP and Magellan Midstream Holdings, L.P. dated as of June 17, 2003.

"Participants" is defined in Section 7.01.

"Parties" is defined in the introductory paragraph.

"Partnership Agreement" shall mean that Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners L.P., as may be amended or restated from time to time.

"Payment Amount" is defined in Section 4.01.

"Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.

"Services" is defined in Section 2.02.

Other terms defined herein have the meanings so given them.

Section 1.02 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (d) references to money refer to legal currency of the United States of America.

ARTICLE II

Retention of MMHGP; Scope of Services

Section 2.01 Retention of MMHGP.

(a) GP, on its own behalf and for the benefit of MMP, hereby engages MMHGP to perform the Services (as defined below) and to provide all employees and any facilities and equipment not otherwise provided by MMP necessary to perform the Services. MMHGP hereby accepts such engagement and agrees to perform the Services requested by GP and to provide any facilities and equipment not otherwise provided by MMP, and to provide all employees necessary to perform the Services.

Section 2.02 Scope of Services. The "Services" shall consist of any services necessary to operate the Assets and to conduct the business associated with the Assets, including, without limitation, those services described on Exhibit 1 hereto. The Services shall be provided as specified by GP, and the scope of the Services shall be provided consistent with the Services provided under the Original Services Agreement immediately prior to the date hereof, unless agreed otherwise by GP and MMHGP. MMHGP hereby covenants and agrees that the Services will be performed (i) in accordance with applicable material Governmental Approvals and Laws and (ii) in accordance with industry standards.

Section 2.03 Exclusion of Services. At any time, either GP or MMHGP may temporarily or permanently exclude any particular service from the scope of the Services upon 90 days notice (or with respect to Magellan Ammonia Pipeline, L.P., upon reasonable notice) to the other Party. GP may permanently exclude services from the scope of Services related to Magellan Ammonia Pipeline, L.P. upon reasonable notice to MMHGP.

Section 2.04 Performance of Services by Affiliates. The Parties hereby agree that in discharging its obligations hereunder, MMHGP may engage any of its Affiliates to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate shall be treated as if MMHGP performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve MMHGP of its obligations hereunder.

Section 2.05 Representations and Warranties of MMHGP. MMHGP hereby represents, warrants and covenants to MMP and to GP that as of the date hereof:

(a) MMHGP is duly organized, validly existing, and in good standing under the laws of the State of Delaware; MMHGP is duly qualified and in good standing in the States required in order to perform the Services except where failure to be so qualified or in good standing could not reasonably be expected to have a material adverse impact on GP or MMP; and MMHGP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) MMHGP has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of MMHGP, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) The authorization, execution, delivery, and performance of this Agreement by MMHGP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its limited liability company certificate or the limited partnership agreement of MGG Holdings, L.P., (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on MMHGP or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on MMHGP or on its ability to perform its obligations hereunder.

Section 2.06 Representations and Warranties of GP and MMP. Each of GP and MMP hereby represents, warrants and covenants to MMHGP that as of the date hereof:

(a) Each of GP and MMP is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; each of GP and MMP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Each of GP and MMP has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c) The authorization, execution, delivery, and performance of this Agreement by each of GP and MMP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the limited liability company agreement of GP or the Partnership Agreement, (B) any contract or agreement to which such Person is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on GP or MMP or on their ability to perform their obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on GP or MMP or on their ability to perform their respective obligations hereunder.

Section 2.07 Intellectual Property.

(a) Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by MMHGP, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of MMHGP; provided, however, that MMP shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and further provided, however, that MMP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to MMHGP by any Person other than an Affiliate of MMHGP. Notwithstanding the foregoing, MMHGP will use all commercially reasonable efforts to grant such right and license to MMP.

(b) MMP hereby grants to MMHGP and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by MMP to MMHGP or its Affiliates, but only to the extent such use is necessary for the performance of the Services. MMHGP agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

ARTICLE III

Books, Records and Reporting

Section 3.01 Books and Records. MMHGP shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law.

Section 3.02 Audits. GP shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.01. Such right may be exercised through any agent or employee of GP designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. GP shall bear all costs and expenses incurred in any inspection, examination or audit. MMHGP shall review and respond in a timely manner to any claims or inquiries made by the GP regarding matters revealed by any such inspection, examination or audit.

Section 3.03 Reports. MMHGP shall prepare and deliver to GP any reports provided for in this Agreement and such other reports as GP may reasonably request from time to time regarding the performance of the Services.

ARTICLE IV

Payment Amount

Section 4.01 Payment Amount. GP shall pay or cause MMP to pay, MMHGP for the amount of any direct or indirect expenses incurred by MMHGP in connection with its or its Affiliates performance of the Services (the "Payment Amount"), it being understood and agreed that nothing in this Section 4.01 shall be deemed to amend or modify the provisions of the G&A Cap Agreement.

Section 4.02 Payment of Payment Amount. GP shall cause MMP to pay, to MMHGP in immediately available funds, the full Payment Amount due under Section 4.01.

Section 4.03 Disputed Charges. GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM MMHGP, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY MMHGP OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. GP SHALL NEVERTHELESS PAY OR CAUSE MMP TO PAY IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO MMHGP. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF MMP TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED IN ACCORDANCE WITH ARTICLE VII NOT TO BE A REASONABLE COST INCURRED BY MMHGP OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY MMHGP TO MMP TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY GP OR MMP TO THE DATE OF REFUND BY MMHGP.

Section 4.04 Set Off. In the event that MMHGP owes MMP a sum certain in an uncontested amount under any other agreement, then any such amounts shall be aggregated and MMP and MMHGP shall discharge their obligations by netting those amounts against any amounts owed by MMP to MMHGP under this Agreement. If MMP or MMHGP owes the other party a greater aggregate amount, that Party shall pay to the other Party the difference between the amounts owed.

Section 4.05 MMHGP's Employees. The obligations under Sections 4.01 and 4.02 shall be limited to payment of MMHGP or its Affiliates for expenses in connection with its employees engaged in the provision of Services hereunder, and neither GP nor MMP shall be obligated to pay to MMHGP's employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers' compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that if MMHGP fails to pay any employee within 30 days of the date such employee's payment is due:

(a) GP or MMP may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify MMHGP and begin to pay all employees providing service to MMP directly, or (iv) notify MMHGP that this Agreement is terminated and employ all employees directly; and

(b) MMHGP shall reimburse GP or MMP, as the case may be, the amount MMP paid to MMHGP for employee services that MMHGP did not pay to any such employee.

ARTICLE V

Force Majeure

Section 5.01 Force Majeure. A Party's obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting MMHGP, MMHGP shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

ARTICLE VI

Assignments and Subcontracts

Section 6.01 Assignments.

(a) Without the prior consent of MMHGP, neither MMP nor GP may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person; provided, however, GP may assign its rights and delegate its obligations under this Agreement to a transferee of its General Partner Interest pursuant to Section 4.6(a)(ii)(A) of the Partnership Agreement.

(b) Without the prior consent of GP, MMHGP may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of MMHGP as permitted by 2.04 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.

Section 6.02 Other Requirements. Subject to the other provisions hereof:

(a) All materials and workmanship used or provided in performing the Services shall be in accordance with applicable drawings, specifications, and standards.

(b) MMHGP shall exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, MMHGP shall assign such warranties to MMP.

(c) In rendering the Services, MMHGP shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto. Subject to the above, MMHGP shall, to the extent practicable, engage employees who reside in or whose businesses are located in the local area or state where the Services are performed.

(d) MMHGP agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.

ARTICLE VII

Dispute Resolution

Section 7.01 Disputes. This Article VII shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article VII to a particular dispute (collectively, a "Dispute"). The provisions of this Article VII shall be the exclusive method of resolving Disputes. For purposes of this Article, each of MMHGP and GP, acting for itself and on behalf of MMP, shall be a "Participant".

Section 7.02 Negotiation to Resolve Disputes. If a Dispute arises, the Participants shall attempt to resolve such Dispute through the following procedure:

(a) first, an executive officer of MMHGP, and an executive officer of GP shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b) second, if the Dispute is still unresolved after 20 days following the commencement of the negotiations described in Section 7.02(a), then the chief executive officers of MMHGP and GP will promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c) third, if the Dispute is still unresolved after 10 days following the commencement of the negotiations described in Section 7.02(b), then any Participant may submit such Dispute to binding arbitration under this Article VII by notifying the other Participants (an "Arbitration Notice").

Section 7.03 Selection of Arbitrator.

(a) Any arbitration conducted under this Article VII shall be heard by a sole arbitrator (the "Arbitrator") selected in accordance with this Section 7.03. Each Participant and each proposed Arbitrator shall disclose to the other Participants any business, personal or other relationship or affiliation that may exist between such Participant and such proposed Arbitrator, and any Participant may disapprove of such proposed Arbitrator on the basis of such relationship or affiliation.

(b) The Participant that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Participant objects to such proposed Arbitrator, it may, on or before the tenth day following delivery of the Arbitration Notice, notify the other Participants of such objection. The Participants shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 days following delivery of the notice described in the immediately-preceding sentence, any Participant may request the American Arbitration Association ("AAA") to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or become unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 7.03.

Section 7.04 Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within 90 days after the Arbitrator's selection) hear and decide all matters concerning the Dispute. Except as the Participants agree otherwise, the arbitration hearing shall be held in the City of Tulsa, Oklahoma. Except as the Participants agree otherwise, the arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence in the manner as it deems appropriate and relevant to the dispute before it (and each Participant will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Participants that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Participants, which shall not be unreasonably withheld. Each Participant, the Arbitrator and any proposed expert shall disclose to each other any business, personal or other relationship or affiliation that may exist between such Participant (or the Arbitrator) and such proposed expert; and any Participant may disapprove of such proposed expert on the basis of such relationship or affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Participants and may be enforced in any court of competent jurisdiction; provided that the Participants agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award, special, punitive, exemplary, consequential, indirect or other similar damages (including without limitation damages on account of lost profits or opportunities) to any Participant. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts duly retained by the Arbitrator, shall be allocated between the Participants in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Participant shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses in another manner. Any costs or expenses incurred by a Participant(s) in enforcing any Award of the Arbitrator shall be borne by the Participant challenging the enforcement.

ARTICLE VIII

Termination

Section 8.01 Termination By GP.

(a) Upon the occurrence of any of the following events, GP may terminate this Agreement by giving written notice of such termination to MMHGP:

(i) MMHGP becomes Bankrupt;

(ii) MMHGP dissolves and commences liquidation or winding-up; or

(iii) there occurs a Change of Control of GP.

Any termination under this Section 8.01(a) shall become effective immediately upon delivery of the notice first described in this Section 8.01(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

(b) In addition to its rights under Section 8.01(a), GP may terminate this Agreement at any time by giving notice of such termination to MMHGP. Any termination under this Section 8.01(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

Section 8.02 Termination by MMHGP.

(a) MMHGP may terminate this Agreement by giving written notice of such termination to GP upon the occurrence of a Change of Control of GP.

Any termination under this Section 8.02(a) shall become effective immediately upon delivery of the notice first described in this Section 8.02(a).

(b) In addition to its rights under Section 8.02(a), MMHGP may terminate this Agreement at any time by giving notice of such termination to GP. Any termination under this Section 8.02(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by MMHGP.

Section 8.03 Effect of Termination. If this Agreement is terminated in accordance with Section 8.01 or 8.02, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b)liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

ARTICLE IX

General Provisions

Section 9.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents to be sent to MMP must be sent to GP. All notices, requests and consents (including copies thereof) to be sent to GP must be sent to or made at the address given below for GP.

Address for Notices:	GP / MMP:	MMHGP:
	Magellan GP LLC One Williams Center Tulsa, Oklahoma 74172 Attention: Mr. Lonny Townsend Facsimile: (918) 574-7039	Magellan Midstream Holdings GP, L.P. c/o Magellan GP LLC One Williams Center Tulsa, Oklahoma 74172 Attention: Mr. Lonny Townsend Facsimile: (918) 574-7039

Section 9.02 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 9.03 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 9.04 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties.

Section 9.05 Restriction on Assignment; Binding Effect. This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR THE INTERPRETATION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 9.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 9.08 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.

Section 9.09 Counterparts. This Agreement may be executed in counterparts with the same effect as if each signing party had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Magellan GP, LLC

By: /s/Don R. Wellendorf
Name: Don R. Wellendorf
Title: President and CEO

Magellan Midstream Partners, L.P.

By: MAGELLAN GP, LLC, its General Partner

By: /s/ Don R. Wellendorf
Name: Don R. Wellendorf
Title: President and CEO

MAGELLAN MIDSTREAM HOLDINGS GP,LLC

By: /s/ Don R. Wellendorf

Name: Don R. Wellendorf

Title: President and CEO

EXHIBIT 1

The Services shall include any services necessary for the operation of the Assets and shall include, without limitation, the following services for the following named entities:

1. Magellan Terminals Holdings, L.P.

(a) facility maintenance services, including preventative maintenance activities and equipment repairs;

(b) operations services, including loading rack operations, internal product quality control, sampling, blending, general maintenance, building and grounds maintenance, and routine inspection;

(c) terminal marketing services;

(d) technical services, including engineering, safety, environmental and real estate services;

(e) professional services, including legal accounting, insurance, tax, credit, finance, government affairs, and regulatory affairs.

2. Magellan Pipe Line Company, L.P.

(a) facility maintenance services, including preventative maintenance activities and equipment repairs;

(b) operations services, including loading rack operations, internal product quality control, sampling, blending, engineering, manifold operations, filter vessels, ethanol unloading, rail loadings, general maintenance, building and grounds maintenance, routine inspection, lab services, mainline maintenance, right of way patrol, right of way clearing, line depth issues, damage prevention program, emergency response, scheduling services, and pipeline control services;

(c) terminal and pipeline marketing services;

(d) technical services, including engineering, safety, environmental and real estate services;

(e) professional services, including legal, accounting, insurance, tax, credit, finance, government affairs, and regulatory affairs.

3. Magellan Ammonia Pipeline, L.P.

(a) facility maintenance services, including preventative maintenance activities and equipment repairs;

(b) operations services, including loading rack operations, internal product quality control, manifold operations, engineering, general maintenance, building and grounds maintenance, routine inspection, scheduling services, mainline maintenance, including right of way patrol, right of way clearing, line depth issues, damage prevention program, emergency response and pipeline control services;

(c) pipeline marketing services;

(d) technical services, including engineering, safety, environmental and real estate services;

(e) professional services, including legal accounting, insurance, tax, credit, finance, government affairs, and regulatory affairs.